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                                                                    EXHIBIT 5.1


                        [IRELL & MANELLA LLP LETTERHEAD]



                                  May 7, 1998



Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406

            Re:     Stock Option Agreement

Ladies and Gentlemen:

            We have acted as counsel for Superior Industries International, Inc. (the "Company") in connection with its adoption of a Stock Option Agreement between the Company and Mr. V. Bond Evans (the "Plan") and the filing of a registration statement under the Securities Act of 1933, as amended, covering the shares of the Company's common stock, par value $.50 per share (the "Common Stock"), issuable thereunder.

            We have examined the proceedings taken by the Company with respect to the adoption of the Plan and are of the opinion that the 5,000 shares of Common Stock initially issuable upon exercise of the option granted under the Plan, when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Company's registration statement covering the Plan.



                                                 Very truly yours,

                                                 /s/Irell & Manella LLP

                                                 Irell & Manella LLP

BDO

cc:     R. Jeffrey Ornstein
        Dan Levine